SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2013

KALEX CORP.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52177	13-3305161
(Commission File Number)	(I.R.S. Employer Identification No.)

330 E 33rd Street Suite 15M New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

212-686-7171
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 2, 2013, Kalex Corp. (the “Company” or “Kalex”) entered into a Share Exchange Agreement (the "Share Exchange Agreement"), which Share Exchange Agreement remains subject to closing, with American International Football Corporation, Inc., a Nevada corporation (“AIFC”), the Estate of Norman King (the “Estate”) and the shareholder owning all the issued and outstanding capital stock of AIFC (the “AIFC Shareholder”).  At the closing (the “Closing”) of the share exchange, Kalex will issue to the AIFC Shareholder approximately 90% ownership of Kalex and the AIFC Holders will transfer 100% of the outstanding capital stock of AIFC to Kalex, which transfer will result in AIFC becoming the wholly-owned subsidiary of Kalex (the “Share Exchange”).

In connection with the Share Exchange, the parties to the Share Exchange Agreement agreed to recapitalize Kalex so that, upon the consummation of the Share Exchange, the AIFC Shareholder will hold 90% of the fully diluted ownership of Kalex.  The Estate, by virtue of the passing of the Company’s former Chief Executive Officer, Norman King, currently owns 1,000 shares of Series A Convertible Preferred Stock of Kalex (the “Preferred Shares”), which Preferred Shares are convertible into 200,000,000 shares of Common Stock and have the right to the number of votes equal to 51% of the vote required to approve any action of the Company.  Accordingly, the parties to the Share Exchange Agreement agreed that, at the Closing, the Estate will surrender for cancellation the Preferred Shares in exchange for the issuance of 200,000 shares of Kalex’s common stock (“Common Stock”).  Furthermore, at the Closing or within a reasonable time after the Closing, the Company will issue 100 shares of its newly designated Series B Preferred (as defined below) to Edward Vakser, the Chief Executive Officer of AIFC and the AIFC Shareholder.  The rights, powers and preferences of the Series B Preferred are detailed in Item 5.03 below.

At the Closing, an aggregate of 9,924,300 shares of Common Stock will be issued to the AIFC Shareholder, 100 shares of Series B Preferred will be issued to the AIFC Shareholder, 200,000 shares of Common Stock will be issued to the Estate and 100,000 shares of Common Stock will be issued to Kalex’s current President, Arnold F. Sock, as compensation for prior services to the Company and his efforts in consummating the Share Exchange.

     The Company's obligation to complete the Share Exchange is subject to the fulfillment or waiver by the Company of conditions contained in the Share Exchange Agreement including, but not limited to, the following conditions:

     *    AIFC must deliver to the Company financial statements of AIFC and its subsidiaries; and

     *    AIFC must pay all costs associated with getting the Company current under its periodic reporting requirements.

     AIFC's obligation to complete the Share Exchange is subject to the fulfillment or waiver by AIFC of the conditions contained in the Share Exchange Agreement including, but not limited to, the following condition:

     *    the Company must elect the president of AIFC, Edward Vakser, to serve on the Company’s Board of Directors and to serve as the Company Chief Executive Officer.

The foregoing description of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Exchange Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item by reference.

Item 5.03                Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

 On April 2, 2013, the Company filed a Certificate of Designation for its newly designated Series B Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware to designate 100 shares of the Company authorized preferred stock as Series B Preferred Stock, par value $0.00001 per share (“Series B Preferred”).  The record holders of the Series B Preferred shall have the right to vote on any matter with holders of Common Stock voting together as one class. The record holder(s) of the 100 shares of Preferred B Stock shall have that number of votes (identical in every other respect to the voting rights of the holders of Common Stock entitled to vote at any regular or special meeting of the shareholders) equal to that number of Common Stock which is not less than 51% of the vote required to approve any action, which Delaware law provides may or must be approved by vote or consent of the holder of Common Stock or the holders of other securities entitled to vote, if any.  Holders of the Series B Preferred are not entitled to receive dividends, not entitled to conversion rights and not entitled to liquidation preferences.

The foregoing description of the Certificate of Designation is qualified in its entirety by reference to the full text of the Certificate of Designation, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated into this Item by reference.

Item 9.01                Financial Statements and Exhibits.

(d) Exhibits.

Exhibit #	Description
3.1	Series B Preferred Stock Certificate of Designation
10.1	Share Exchange Agreement, dated April 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

KALEX CORP.

Date: April 8, 2013	By:	/s/ Arnold F. Sock
Name: Arnold F. Sock
Title: President